Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2011

MELVILLE, N.Y., August 11, 2011 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2011.

P&F Industries, Inc. is reporting revenue from continuing operations of $14,164,000 and $27,617,000, respectively for the three and six-month periods ended June 30, 2011, compared to $13,320,000 and $24,467,000, respectively, for the same periods in 2010. Additionally, for the three and six-month periods ended June 30, 2011 the Company is reporting after-tax income from continuing operations of $828,000 and $1,307,000, respectively, compared to after-tax income from continuing operations of $269,000 for the three-month period ended June 30, 2010 and an after-tax loss from continuing operations of $438,000 for the six-month period ended June 30, 2010. As a result, the Company is reflecting improvements of $559,000 and $1,745,000, respectively, when comparing the three and six-month periods ended June 30, 2011 and 2010.

The Company reported basic and diluted earnings (loss) per common share of:

	For the three month period ended June 30		For the six month period ended June 30
	2011	2010	2011	2010

Basic earnings (loss) per common share
Continuing operations	$0.23	$0.07	$0.36	$(0.12)
Discontinued operations	--	0.10	(0.01)	0.10
Net earnings (loss) per common share	$0.23	$0.17	$0.35	$(0.02)

Diluted earnings (loss) per common share
Continuing operations	$0.22	$0.07	$0.35	$(0.12)
Discontinued operations	--	0.10	(0.01)	0.10
Net earnings (loss) per common share	$0.22	$0.17	$0.34	$(0.02)

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “During the second quarter of 2011, we continued the positive momentum generated in the first quarter, despite a very sluggish economic environment. As the result of the efforts put forth at all three subsidiaries, I am pleased to report that for the fourth consecutive quarter, both revenue and pre-tax profits have improved compared to the prior year.”

The Company is reporting second quarter 2011 revenue of $9,459,000 at its Tools segment, compared to $8,695,000 for the same period in 2010.   Hy-Tech, which focuses on the industrial sector of the pneumatic tools market, improved its revenue $762,000 during the second quarter of 2011 compared to the same period in 2010.   When comparing the three-month periods ended June 30, 2011 and 2010, revenue increased at all of Hy-Tech’s product lines, except for Thaxton, which accounts for less than 10% of Hy-Tech’s total revenues.

Florida Pneumatic’s revenue was essentially flat, reporting revenue of $5,117,000 for the three-month period ended June 30, 2011, compared to $5,115,000 for the same period in 2010.  An analysis of Florida Pneumatic’s second quarter of 2011 revenue includes:  (i) revenue from its major retail customer decreased by $550,000, due to some promotional product orders not being placed in 2011, which were ordered during the second fiscal quarter of 2010, (ii) Florida Pneumatic continues to expand its product offering and marketing efforts in the higher margin, industrial/catalog product lines, which increased revenue by $418,000, (iii) revenue from its automotive product line increased $92,000 and (iv) the aggregate revenue from Berkley, filters and OEM product lines improved during the second quarter of 2011 compared to the same period in 2010 by $42,000.

Revenue for the Tools group during the six-month period ended June 30, 2011 was $19,179,000, compared to $16,515,000 for the same six-month period in 2010. Hy-Tech’s revenue increased $1,634,000, with ATP revenue during the first half of 2011 increasing $1,072,000.  Revenue also increased at one of its major customers by $430,000 over the six-month period in 2010, while revenue generated from the sale of products for the mining, construction and industrial manufacturing markets increased approximately $211,000. However, revenue from the sale of its Thaxton products declined $79,000, when comparing the six-month periods ended June 30, 2011 and 2010.

During the first six months of 2011, revenue at Florida Pneumatic increased over the same period in 2010 by $1,030,000. This improvement was the result of increases of $771,000 in its industrial/catalog sector, as well as an increase in its automotive product line of $160,000.  Further, revenue improved at its Berkley, filters and OEM product lines by an aggregate of $114,000. Lastly, revenue for the six-month period ended June 30, 2011 from its major customer, which accounted for 53% of Florida Pneumatic’s total revenue, decreased a modest $15,000, with its promotional and specialty items declining $758,000 during the first six months of 2011, compared to the same period in the prior year, while its standard products increased $743,000 during the same time periods.

P&F’s Hardware segment, which consists of only Nationwide Industries, is reporting second quarter 2011 revenue of $4,705,000, an increase of $80,000, compared to $4,625,000 reported during the same period in 2010.  Revenue from the fence and gate hardware product line increased $209,000, to $3,324,000 from $3,115,000, when comparing the second quarter of 2011 to 2010.  However, this improvement was partially offset by decreases in Nationwide’s kitchen and bath and OEM product lines, of $92,000 and $50,000, respectively.  Revenue from its patio product line improved $13,000 to $263,000 during the second quarter of 2011.  Nationwide continues to encounter weak market conditions for its kitchen & bath faucet line, particularly in the recreational vehicle and modular home markets.  In addition, much of the decline in OEM revenue was due to the ongoing weakness in new home construction and sluggish recreation vehicle sales. With fence and gate hardware being the primary contributor to Nationwide’s results, we will continue to focus attention on new product development and market expansion to this product line.

Overall Hardware revenue for the six-month period ended June 30, 2011 improved 6.1% when compared to the same period in 2010, primarily driven by a 15.4% increase in Nationwide’s fence and gate hardware product line.  Nationwide has been able to increase revenue in the fence and gate hardware line, through its efforts to expand both its customer base as well as its product line.  Despite strong marketing efforts put forth in the kitchen and bath and OEM product lines, Nationwide has encountered year to date declines of 10.0% and 13.1%, respectively.  Until such time as the overall general economy, in particular home construction and renovation, materially improve, and lower fuel prices return, it is likely we will continue to see weak result in the kitchen and bath and OEM product areas.

Gross margins in the Tools segment for the three-month period ended June 30, 2011 increased to 37.4%, from 33.8% for the three-month period ended June 30, 2010. Gross profit for this segment increased $600,000.  Specifically, when comparing the three-month periods ended June 30, 2011 and 2010, Florida Pneumatic’s gross margin increased 3.0 percentage points, with gross profit improving $153,000, and Hy-Tech’s gross margin improved 4.0 percentage points with gross profit increasing $447,000.  The improvement in gross margin at Florida Pneumatic is primarily due to greater revenue of its higher margin industrial/ catalog product lines, compared to the same period in 2010.  The improvement in gross margin at Hy-Tech is the result of improved product mix, as well as lower cost of manufacturing.

When comparing the six-month periods ended June 30, 2011 and 2010, gross margin and gross profit for the Tools segment improved by 3.6 percentage points and $1,604,000, respectively. Specifically, gross margins at Florida Pneumatic improved 2.3 percentage points to 35.7%, with gross profit increasing $588,000. The increase in the gross margin during the first six months of 2011 compared to the same period in 2010 is due primarily to the increase in revenue of the higher margin industrial/catalog product lines.  Hy-Tech increased its gross margin and gross profit for the first six months of 2011 compared to 2010 by 5.2 percentage points and $1,016,000, respectively, due primarily to product mix as well as improved cost of manufacturing.

Gross margin and gross profit at the Hardware segment for the three-month period ended June 30, 2011 improved by 3.4 percentage points and $190,000, respectively, compared to the same period in 2010.   It should be noted that during 2010, banking issues with our then primary lender caused us to, among other things, delay certain inventory purchases, which in turn caused us to incur excessive in-bound air and sea freight costs, as well as delay or cancel certain purchase orders.  As a result, Nationwide’s cost of goods sold during the second quarter of 2010 was adversely affected.

During the six-month period ended June 30, 2011, Nationwide’s gross margin and gross profit increased 1.5 percentage points and $310,000, respectively, when compared to the same period in 2010.  Gross margin improved to 39.8% for the six-month period ended June 30, 2011 from 38.3% reported for the same six-month period in 2010.  Key factors contributing to these increases were lower overall in-bound freight in costs in 2011, compared to 2010, which was partially offset by higher product cost in 2011.

For the three-month period ended June 30, 2011, our selling, general and administrative expenses were $4,454,000, reflecting an increase of $370,000 when compared to $4,084,000 for the three-month period ended June 30, 2010. As a percentage of revenue, our selling, general and administrative expenses were 31.4% for the three-month period ended June 30, 2011, compared to 30.7% for the same period in the prior year.  Significant line items contributing to the net change were expenses such as commissions, freight out, travel and entertainment, advertising and warranty costs aggregating $68,000, which increased primarily due to higher revenue.  Additionally, compensation, which includes wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $433,000, due in part to the company-wide  reinstatement in January 2011 of wage and benefit reductions that were put in effect in April 2009.  Depreciation and amortization costs also increased $46,000, due primarily to amortizing certain costs incurred in connection with the credit agreement entered into with our new lender, Capital One Leverage Finance Corporation, in October 2010. These increases were partially offset by decreases in legal and other professional fees aggregating $176,000.

Selling, general and administrative expenses for the six-month period ended June 30, 2011 were $8,877,000, reflecting an increase of $476,000, when compared to $8,401,000 incurred during the same period in 2010.  As a percentage of revenue, selling, general and administrative expenses for the six-month period ended June 30, 2011 were 32.1% compared to 34.3% during the same period in 2010. As the result of our revenue increasing $3,150,000, our variable expenses, which include expenses such as commissions, freight out, travel and entertainment, advertising and warranty costs increased an aggregate amount of $192,000. Additionally, compensation, which includes wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits increased $784,000, due in part to the company-wide reinstatement in January 2011 of wage and benefit reductions that were put into effect in April 2009. Depreciation and amortization costs also increased $90,000, due primarily to amortizing certain costs incurred in connection with the credit agreement entered into with Capital One Leverage Finance Corporation in October 2010. These increases were partially offset by decreases in legal and other professional fees aggregating $622,000.

Our net interest expense of $198,000 for the three-month period ended June 30, 2011, reflects a decrease of  $139,000, when compared to net interest expense of $337,000 incurred for the same period in the prior year. The most significant item included in interest expense this quarter was a reduction in our short term revolver borrowings during the comparative three-month periods.  The average balances of short term borrowings during the three-month periods ended June 30, 2011 and 2010 were $8,464,000 and $13,026,000, respectively. This reduction in borrowings, along with lower interest rates, resulted in interest expense attributable to short term borrowing decreasing  to $84,000 during the three-month period ended June 30, 2011, from $192,000 incurred during the same period in 2010.  During the three-month period ended June 30, 2011 we paid $89,000 in interest applicable to the term loan obligation to Capital One Leverage Finance Corporation. This reflects an increase of $24,000 when compared to the interest paid on the term loan to our former banks during the same three-month period in 2010. During the second quarter of 2010, we received a tax refund, of which $1,989,000 was used to pay down this term loan.  Additionally, in connection with our entering into the Credit Agreement in October 2010 with Capital One Leverage Finance Corporation, we paid, in their entirety, the two mortgages with Wachovia Bank, pertaining to the premises in Jupiter and Tampa, Florida.  Thus, there is no mortgage interest expense incurred during the three-month period ended June 30, 2011, compared to $21,000 in the same period in 2010.  Other items in interest expense include approximately $12,000 of interest attributable to the sellers of Hy-Tech and $13,000 of accrued interest on the loan from our CEO and an unrelated third party.

Interest expense for the six-month period ended June 30, 2011 was $419,000, compared to $726,000 for the same period in 2010.  Interest on our short term borrowings during the six-month periods ended June 30, 2011 and 2010 was $188,000 and $432,000, respectively. This reduction is due to lower interest rates in 2011 compared to interest rates in effect during the same period in 2010, as well as lower average short term borrowings.  Additionally, as noted above, we paid in their entirety, two mortgages in October 2010. As a result, there was no interest expense in 2011 attributable to these mortgages, whereas we incurred $43,000 during the six-month period ended June 30, 2010.  Interest expense on our term loan was $180,000, compared to $161,000 in the same period in 2010. Other items  in our interest expense include approximately $23,000 of interest attributable to the sellers of Hy-Tech and $28,000 of accrued interest on the loan from our CEO and an unrelated third party.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, August 11, 2011, at 11:00 A.M., Eastern Time to discuss its second quarter of 2011 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing (877) 844-6052, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 12, 2011.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as, fencing hardware, door and window hardware, and kitchen and bath hardware.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These risks could cause the Company’s actual results for the 2011 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.
Joseph A. Molino, Jr.
Chief Financial Officer
631-694-9800
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Cash	$629	$874
Accounts receivable - net	7,159	6,986
Inventories - net	17,458	18,430
Deferred income taxes - net	233	233
Prepaid expenses and other current assets	583	417
Assets of discontinued operations	23	23

Total current assets	26,085	26,963

Net property and equipment	11,416	11,771
Goodwill	5,150	5,150
Other intangible assets - net	2,125	2,300
Deferred income taxes – net	1,874	1,874
Other assets – net	695	837
Total assets	$47,345	$48,895

Liabilities and Shareholders’ Equity
Short-term borrowings	$6,798	$9,996
Accounts payable	2,520	1,673
Other accrued liabilities	2,934	3,115
Liabilities of discontinued operations	32	27
Current maturities of long-term debt	406	406

Total current liabilities	12,690	15,217

Long-term debt, less current maturities	6,591	6,973
Liabilities of discontinued operations	300	306

Total liabilities	19,581	22,496

Total shareholders' equity	27,764	26,399

Total liabilities and shareholders' equity	$47,345	$48,895

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended June 30,		Six months ended June 30,
In Thousand $	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$14,164	$13,320	$27,617	$24,467
Cost of sales	8,684	8,630	17,014	15,778
Gross profit	5,480	4,690	10,603	8,689
Selling, general and admin expenses	4,454	4,084	8,877	8,401
Operating income	1,026	606	1,726	288
Interest expense	198	337	419	726
Earnings (loss) from continuing operations before income taxes	828	269	1,307	(438)
Income tax	--	--	--	--
Net earnings (loss) from continuing operations	828	269	1,307	(438)
(Loss) earnings from discontinued operations (net of tax benefit of $-0- for the three and six- month periods ended June 30, 2011 and 2010)	(11)	379	(28)	387
Net income (loss)	$817	$648	$1,279	$(51)

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